Exhibit 99.1

Asia Global Crossing Reports Second and Third Quarter Preliminary Results

Los Angeles — October 15, 2002 — Asia Global Crossing today reported the following preliminary, unaudited information concerning its business performance for the quarters ended June 30 and September 30, 2002. The company also provided certain information relating to its liquidity position and restructuring process.

The preliminary, unaudited financial information below should be read in conjunction with the Note below.

Financial Overview

Revenue was $27.8 million for the second quarter and $32.1 million for the third quarter. Recurring services revenue, which is revenue less amounts related to IRU amortization, was $21.9 million for the second quarter and $27.2 million for the third quarter.

Not included in revenues or recurring services revenues are $3.2 million and $2.5 million, for the second and third quarters, respectively, of revenues due from Global Crossing, the collectibility of which is uncertain given the bankruptcy of Global Crossing and several of its affiliates.

During 2001, Asia Global Crossing entered into a number of transactions in which it provided capacity, services or facilities to other telecommunications carriers and, at approximately the same time, purchased or leased capacity, services or facilities from these same telecommunications carriers. The company refers such transactions as “reciprocal transactions.”

Following discussions with the United States Securities and Exchange Commission, Asia Global Crossing has not included any amounts from reciprocal transactions in the company’s reported revenues and recurring services revenues for the second and third quarters of 2002 provided herein. Please see the Note below for additional information.

Asia Global Crossing’s previously disclosed first quarter 2002 revenue of $44.7 million has been reduced by $9.2 million related to reciprocal transactions described in the company’s press release dated February 26, 2002.

For the purpose of comparing first quarter revenue with revenues for the second and third quarters, the first quarter revenue should be further reduced by $5.8 million related to accounts receivable from Global Crossing and affiliates. For such comparative purposes, Asia Global Crossing’s first quarter 2002 revenue was $29.7 million and recurring services revenue was $24.3 million.

A significant number of the company’s transactions during 2001 were completed with telecommunications carriers from whom Global Crossing purchased capacity, services or facilities at approximately the same time as these carriers purchased capacity, services or facilities from Asia Global Crossing. While no such transactions have occurred during 2002, revenue recognized from prior transactions was approximately $3.0 million for each of the first three quarters of this year.

Asia Global Crossing also announced today that it has appointed PricewaterhouseCoopers LLP as its auditors, replacing Arthur Andersen.

Liquidity and Financial Restructuring

Asia Global Crossing had approximately $323.5 million in cash at the end of the second quarter, excluding $70.1 million held by its majority-owned subsidiary Pacific Crossing Ltd., and $253.5 million at the end of the third quarter, excluding $11.2 million held by Pacific Crossing Ltd. Asia Global Crossing currently has approximately $250.1 million in cash on hand, excluding approximately $10.7 million held by Pacific Crossing Ltd.

Asia Global Crossing announced today that it will avail itself of the 30-day grace period for paying the interest due on October 15th on its $408 million of 13.375% Senior Notes due 2010.

Asia Global Crossing is in discussions with its two principal subsea cable construction contractors, NEC Corporation (NEC) and KDDI Submarine Cable Systems Inc. (KDDI-SCS), concerning the company’s failure to pay in a timely manner certain amounts owed to such contractors under payment deferral agreements negotiated in the first quarter of the year. Under the terms of these agreements, each of NEC and KDDI-SCS could demand payment from the company of all amounts owed thereunder, approximately $347 million. The outcome of the company’s discussions with NEC and KDDI-SCS cannot be predicted at this time.

As previously announced, Asia Global Crossing continues discussions looking to a completion of a restructuring of the company. The outcome of these discussions cannot be predicted at this time.

Note

The financial information provided above is preliminary and unaudited and has not been reviewed by PricewaterhouseCoopers LLP. Actual results may differ, and are dependent upon completion of an investigation into certain allegations regarding accounting and reporting which were discussed in the company’s press release dated February 26, 2002. Results of operations will depend materially upon the final determination of asset impairments and could be affected by the conclusion of the investigations. Accordingly, no results of operations beyond revenue for the quarter are presented.

About Asia Global Crossing

Asia Global Crossing provides city-to-city connectivity and data communications solutions to pan-Asian and multinational enterprises, ISPs and carriers. Asia Global Crossing’s largest shareholders are Global Crossing, Softbank and Microsoft.

###

Statements made in this press release that state the company’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability of the company to restructure; the ability to operate as a stand-alone company as necessitated by Global Crossing’s bankruptcy; the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States, Asia, and other countries and regions; changes in business strategy; the impact of technological change; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. One is cautioned not to put undue reliance on such forward-looking statements, which speak only as of the date of this press release. Asia Global Crossing expressly disclaims any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION: ASIA GLOBAL CROSSING
Press contacts:	Investor contacts:
Madelyn Smith	Asia Global Crossing Investor Relations
Los Angeles, CA	Los Angeles, CA
+1 310 481 4716	+1 310 481 4783
+1 310 962 9644
madelyn.smith@asiaglobalcrossing.com

Selene Lo
Hong Kong
+852 2121 2936
+852 9127 9038
selene.lo@asiaglobalcrossing.com